EXHIBIT 1.2

CURRENT CORPORATE BY-LAWS OF:

GRUPO TRANSPORTACIÓN FERROVIARIA MEXICANA, S.A. DE C.V.

CHAPTER I

ORGANIZATION

     FIRST.- The company is a capital stock company with variable capital (Sociedad Anónima de Capital Variable), which shall be governed by these By-Laws and by the General Law of Commercial Companies (Ley General de Sociedades Mercantiles) with respect to those matters not provided herein.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

CHAPTER II

CORPORATE NAME, DOMICILE, TERM, PURPOSE AND NATIONALITY

     SECOND.- Name.- The company’s name is “Grupo Transportación Ferroviaria Mexicana”, which shall always be followed by the words “SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE” or its abbreviation “S.A. de C.V.”

     (Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     THIRD.- Domicile.- The company’s domicile shall be Mexico City, Federal District, however, other agencies or branches of the company may be established anywhere within the United Mexican States or abroad, without such act implying a change of corporate domicile.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     FOURTH.- Term.- The company shall have a term of 99 (ninety nine) years, that shall begin as from the date of its incorporation.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     FIFTH.- Corporate Purpose.- The company’s purpose shall be:

     1.- Incorporate, promote, organize and manage all types of commercial or civil companies, civil and commercial associations, corporations, economic units, institutions, institutions, foundations or groupings, whether in Mexico or abroad, as well as to acquire interests or participations of other civil or commercial companies or associations, forming a part at the corresponding act of incorporation or by acquiring shares or participations in those already incorporated, whether Mexican or foreign, provided that they are directly related to the provision of the railroad service, as well as to dispose, encumber or transfer such shares or participations.

     2.- The construction, management, operation, exploitation, preservation and maintenance of railroad infrastructure, as well as general railroad communication ways and rail tracks, including those that are within yards and that are necessary for the operations of such tracks, as well as any of the integrating parts thereof, including, but not limited, to the right of way, traffic control centers and signs for the railroad operation.

     3.- The provision of the public service for railroad transportation, using for such purposes the railroad communications ways, rail tracks and any other type of ancillary services necessary therefor.

     4.- The public service for freight railroad transportation, including, but not limited to, hauling services to third parties, facilities where the receipt, storage, classification, consolidation and dispatch of all types of goods is performed.

     5.- The provision of the public service for passenger railroad transportation, including the construction, management and maintenance of the facilities where the arrival and departure of trains and the embarking and disembarking of passengers occur.

     6.- To construct, operate and exploit terminals and facilities for the provision of ancillary services under the terms of the Railroad Service Law (Ley Reglamentaria del Servicio Ferroviario) and its regulations.

     7.- To provide interconnection services, grant haulage rights and rights of way as well as to exploit those that are rendered or granted thereto.

     8.- To operate surveillance services, as well as control of the accesses and transit of people, vehicles and goods at the railroad terminal that it exploits, notwithstanding the powers of competent authorities.

     9.- The performance of all types of research for the exploitation of businesses related to the provision of railroad transportation services, both for freight and passengers, as well as the planning, programming and execution of the actions necessary and convenient for the promotion, operation and development of railroad services in order to achieve greater efficiency and competitiveness.

     10.- To acquire in ownership or lease and to have available all types of real estate, all types of property including, but not limited to all type of railroad equipment, traction vehicles, haulage vehicles and working vehicles, as well as other real estate properties necessary to carry out its corporate purpose.

     11.- To install and maintain communication systems that are required to perform the corporate purpose, including, but not limited to, radio, telegraph, telephone, fiber optic and microwave systems.

     12.- To participate in the privatization of the Mexican railroad system, to file bids, and in general, be part in all procedures related to obtaining one or more concessions, permits, licenses or authorizations to operate the Mexican railroad system.

     13.- For the achievement of the corporate purposes the company may:

     a).- Purchase, sale, import, export and in any other manner commercialize, manufacture and industrialize all kinds of products and equipment, related directly or indirectly with the corporate purpose.

     b).- Obtain permits to operate customs warehouses in the terms of applicable legislation, as well as to provide handling, storage and foreign trade merchandise custody services, in accordance with corresponding authorizations, as well as the construction, installation, operation and exploitation of internal cargo terminals, providing services of: trains and trucks loading and unloading, storage, transportation within the terminal, consolidation and discharging of freight, the integration of single trains with owned or leased equipment, and the surveillance and custody of goods. Likewise, in accordance with corresponding authorizations, it may provide the following supplementary services: multimodal operation, tax and customs procedures, repair and maintenance of containers, phytosanitary services; and others deemed convenient.

     c).- Grant, draw, issue, accept, endorse, certify, guarantee or otherwise subscribe, even through a joint obligor (aval), all kinds of credit instruments.

     d).- Obtain, acquire or use and/or dispose of, through domestic or foreign financial groups, all kinds of funds and economic proceeds that are necessary to carry out its corporate purpose, as well as to obtain and grant money loans with or without guaranty, to execute all kinds of credit agreements, to issue obligations and any other credit instruments and grant all kinds of guaranties including in-rem guaranties, such as bonds, avales, pledges and mortgages in favor of third parties.

     e).- Execute all kinds of trust agreements necessary to perform its corporate purpose.

     f).- Execute and/or carry out, within Mexico or abroad, on its own behalf or on behalf of third parties, all kinds of principal or ancillary acts, whether civil or commercial or of any other kind, including ownership, civil, commercial, principal or guarantee agreements, or any other kinds permitted by law, being also able to act as aval or guarantor or with any other capacity, even as joint and several obligor, secure obligations and indebtedness of third parties, for the performance of its corporate purpose.

     g).- Receive and promote consulting services, through all kinds or people, whether individuals or entities, Mexican or foreign, of all those services necessary to carry out its corporate purposes.

     h).- Promote, organize, participate, and contract, whether in Mexico or abroad, with Mexican or foreign individuals or entities, bids, transactions, events, meetings, exhibitions, public offers, training, development, market research and innovations programs and in general, to take part in all businesses events and meetings necessary to perform its corporate purposes.

     i).- The contracting on its own behalf or on behalf of third parties, whether in Mexico or abroad, with Mexican or foreign individuals or entities, of advertising media as well as the sale and/or purchase of advertising spaces and in general everything related to the communication and information media industry, necessary to perform its corporate purposes.

     j).- Carry out on its own behalf or on behalf of third parties, whether in Mexico or abroad, and with all kinds of Mexican or foreign individuals and entities, training and development programs, as well as investigation works necessary to perform its corporate purposes.

     k).- Request and obtain, under any title, concessions and permits and to exercise the rights derived therefrom, as well as to register and patent or act as intermediate or negotiator, and acquire under any legal title whether in Mexico or abroad, with Mexican or foreign individuals or entities, all kinds of inventions, utility models, industrial designs, brands, as well as notifications, commercial names, franchises, authorizations, licenses, concessions, options, preferences, rights thereon and, in general, any other kind of use and exploitation of industrial, intellectual, literary or artistic rights that are necessary or related to the corporate purpose.

     l).- Act as agent, representative, distributor, attorney in fact and/or intermediary, whether in Mexico or abroad, whether of individuals or entities, Mexican or foreign, necessary or related to the performance of its corporate purpose.

     m).- Acquire, alienate, possess, lease, use and, in general, manage, under any title, all kinds of rights and assets or real estate properties, whether in Mexico or abroad and, with Mexican or foreign individuals or entities that are necessary and convenient to perform its corporate purpose and to comply with the company’s purpose under the terms of applicable law.

     n).- In general, perform other activities and execute agreements and contracts that are required for its corporate purpose, or that shall be performed for legal purposes.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     SIXTH.- Nationality.- The company is Mexican due to the fact that it is incorporated according to the laws of the United Mexican States and has its legal domicile in such country.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     SEVENTH.- Foreign Admission Clause.- Current or future foreign investors agree before the Mexican Government, through the Ministry of Foreign Affairs (Secretaría de Relaciones Exteriores) to consider themselves as Mexican nationals with respect to the shares of the company they acquire or which they come to hold, as well as with respect to the assets, rights, concessions, participations or interests owned by the company, or of the rights and obligations derived from the agreements entered into by the company, executed with Mexican authorities, and, therefore, agree not to invoke the protection of their governments, under penalty of forfeiting such shares or social quotas in favor of the Mexican Nation.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

CHAPTER III

CAPITAL STOCK, SHAREHOLDERS AND SHARES

     EIGHTH.- Capital stock.- The capital stock shall be variable. The fixed portion of the capital stock with no withdrawal rights is of $50,000 (FIFTY THOUSAND PESOS 00/100 MEXICAN CURRENCY), fully subscribed and paid for, represented by 5,000 (FIVE THOUSAND) shares. The variable portion of the capital stock is unlimited.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

NINTH.- Shares.-

(a) The capital stock shall be represented by nominative shares, without par value.

(b) The different kinds of shares, if such the case, shall be divided in sub series representing the fixed portion of the capital stock or the variable portion thereof.

(c) The fixed portion of the stated capital is represented by nominative Series “A-I” shares.

(d) The variable portion of the stated capital is unlimited and shall be represented by nominative Series “A-II” shares.

(e) The company may issue unsubscribed shares which shall be kept in the company’s treasury, to be delivered upon their subscription, pursuant to the right of first refusal established herein.

(f) The company may issue limited voting Series “L” shares with equal or less rights than those set forth in Article 113 (one hundred thirteen) of the General Law of Commercial Companies as well as non voting shares, which shall be divided into the series and sub-series as determined by the general extraordinary shareholders’ meeting resolving such issuance, in which case the corresponding shares shall not exceed the percentages established in the law. The Series “L” shares and any other sub-series thereof shall only represent the variable portion of the stated capital.

(g) Series “L” shares and any other sub-series thereof shall not grant to their holder the right to receive any preferential and accumulative dividends.

(h) The company shall be entitled, upon the corresponding resolution of the General Shareholders Extraordinary Meeting, to authorize the amortization of the different series and sub series of shares, pursuant to the provisions established in the General Law of Commercial Companies. The extraordinary shareholders meeting dealing with the amortization or cancellation of any given series of shares, shall have an attendance quorum, and the favorable vote of the majority of shareholders representing such series or sub-series of shares intended to be amortized.

(i) Within the respective series and sub-series, all shares shall grant the same rights. Each share shall grant one vote at the shareholders meeting.

(Public deed number 35,718, dated April 14, 2005, granted before Mr. José Ángel Fernández Uría, Notary Public number 217 of the Federal District.) .

     TENTH.- Share Certificates.- Shares shall be represented by certificates or, until such certificates are issued, by provisional certificates.

     Shares certificates shall independently evidence the shares of each of the outstanding classes, series and sub-series; shall be consecutively numbered different for each series or sub-series; and shall include the data and characteristics referred to in Articles 125 (one hundred and twenty five) and 127 (one hundred and twenty seven) of the General Law of Commercial Companies, as well as the transcription of clause seven of these by-laws; shall include the signatures of two directors, which signatures may be original or by facsimile, in such case, the original of such signatures must be deposited in the Public Registry of Commerce of the Company’s corporate domicile.

     When for any reason the instructions contained in the share certificates are modified, the provisions of Article 140 (one hundred and forty) of the General Law of Commercial Companies shall apply.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     ELEVENTH.- Number of shares per certificate and exchanges.- The board of directors is authorized to issue both the shares certificates and the provisional certificates, evidencing one or more shares. Moreover, it is authorized to exchange certificates evidencing a specific number of shares per new certificate, as requested by the holders thereof and provided that the new certificates shall evidence, collectively, the same total number of shares as those in the place of which they are issued. The cost of any certificate exchange requested by a shareholder shall be borne by such shareholder.

     In the event of loss, theft, misplacement or destruction of any share certificate or provisional certificate, the issuance of a duplicate certificate shall be subject to the provisions of Title One, Chapter One, of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito). The share certificates issued in replacement will indicate that they are duplicates and that the original ones have been cancelled. All of the replacement costs of share certificates will be borne by the holder of such replaced certificate.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     TWELFTH.- Stock Ledger.- The company shall maintain a stock ledger in which the entries set forth in Article 128 (one hundred and twenty eight) of the General Law of Commercial Companies shall be made and shall consider as owners of the shares those persons recorded as such therein. The company shall refrain from recording in such ledger those transfers that are performed in contravention of the provisions of these by-laws or the law.

     Registrations in the stock ledger shall be suspended as from the fifth day prior to the holding of shareholders’ meetings until to the day after they are held, including the day on which they are held.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     THIRTEENTH.- Capital increases and decreases.

     1.- Formalities.- Increases and decreases in the minimum fixed portion of the capital stock of the company shall be made through a resolution by the General Extraordinary Shareholders’ Meeting and consequently, the Corporate By-laws shall be amended and the public instrument in which the corresponding minutes are formalized shall be recorded at the Public Registry of Commerce of the company’s domicile.

     The resolution by the shareholders’ meeting regarding the reduction in the minimum fixed portion of the capital stock shall be published in the Official Gazette of the Federation pursuant to the provisions of the General Law of Commercial Companies.

     2.- Increases and decreases in the variable portion.- Increases and decreases in the variable portion of the capital stock shall be made by means of a resolution of the General Ordinary

Shareholders’ Meeting and the corresponding minutes shall be notarized, however no amendment to the Corporate By-Laws and no recordation of the notarization in the Public Registry of Commerce shall be necessary. When the shareholders exercise their withdrawal right, the procedure set forth in the law shall be observed. Authorized but not yet subscribed shares that are issued to represent the variable portion of the capital stock shall be deposited in the company’s treasury, in order to be delivered to the extent they are subscribed and paid under the terms and conditions set forth by the General Ordinary Shareholders’ Meeting or Board of Directors, in accordance with the powers that, if applicable, it has granted to the board of directors, provided that in this case that the preferential rights of the shareholders shall be observed in accordance with these by-laws.

     No capital increases shall be declared and no new shares shall be issued until prior capital increases and shares previously issued are fully paid.

     3.- Subscription and payment.- The meeting resolving the relevant capital increase shall provide the issuance of shares representing such capital increase and the nature of such shares according with this by-laws. The meeting declaring the increase shall be authorized to offer the corresponding shares for subscription in the manner, terms, conditions, and amounts it deems convenient; whether through the capitalization of liabilities, reserves or surpluses, whether against the payment in cash or in kind of its value and, if applicable, of the premium that the meeting so determines, which shall be applied according to the resolutions adopted by the meeting, or only so that they are subscribed. In the event they are subscribed, the meeting shall determine the manner, terms, and other requirements and conditions for the payment. In any of the events set forth in this clause, the shareholders with full voting rights shall be treated equally.

     4.- Right of first refusal.- In the event of an increase of the capital stock, the shareholders shall at all times have a right of first refusal to subscribe the new shares of the same series or sub-series that are issued to represent the increase in proportion to the shares that they hold.

     The above right of first refusal must be exercised within 15 (fifteen) days following the publication of the meeting’s agreement resolving such increase in the Official Gazette of the Federation and one of the newspapers with broadest circulation at the company’s corporate domicile. Following such 15 (fifteen) days, if there are still shares not subscribed, such shares shall be offered by the Board of Directors for its subscription and payment to the individuals or entities that the board agrees upon, at a price that may not be lower than the offered to the company’s shareholders for subscription and payment.

     In the event of an increase by capitalization of reserves, accumulated profits or surpluses, shareholders shall be entitled to subscribe the portion corresponding to such increase and, if applicable, to receive new shares issued to represent such increase, under the terms hereof.

     5.- Capital withdrawal.- Reduction of the stated capital as a result of a total or partial exercise of the right of withdrawal by a shareholder owner of shares of the stated capital stock shall be subject to the provisions of Articles 206, 220 and 221 (two hundred six, two hundred ten and two hundred eleven) of the General Law of Commercial Companies.

     The capital reduction shall be performed by reimbursing the relevant share or shares, in accordance with the lower value between (a) 95% (ninety five percent) of the listed value at the Mexican Stock Exchange by obtaining from the average of transactions performed during the last thirty days on which the shares of the company have been listed on the Stock Exchange, prior to the closing date of the fiscal year on which the withdrawal must be performed, or (b) the accounting value of the shares, in accordance with the statement of financial position corresponding to the closing of the fiscal year in which the separation shall be effective, previously approved by the General Ordinary Shareholders’ Meeting.

     Reimbursement payment may be requested from the company from the day following the General Ordinary Shareholders’ Meeting that has approved the statement of the financial position corresponding to the fiscal year on which the withdrawal shall be effective, in accordance with the procedure authorized for such purpose by such meeting. Shareholders that withdraw shall be responsible for corporate obligations with third parties under terms of the law.

     6.- Limitations to the capital reduction.- No reduction in capital stock may be authorized when it is the result of a reduction in the capital stock to less than the minimum required by law.

     Whenever the shareholders’ meeting resolves any stated capital reduction, it shall also set forth the terms in which the relevant payment shall be made.

     7.- Capital variations book.- The company shall keep a capital variations book, in which the capital increases or decreases shall be recorded, as well as the distinction between capital represented in its fixed and variable portions.

     8.- Acquisition of company’s shares.- If the company temporarily acquires its own shares, the capital stock account shall be affected in the manner set forth in Article 14 (fourteen) Bis of the Securities Market Law (Ley del Mercado de Valores).

     As a result of the acquisition of the company’s own shares, the reduction in the capital stock shall be made on the same date of the acquisition and, if applicable, simultaneously shall affect the reserve for acquisition of the company’s own shares, therefore, the acquired shares shall be converted into treasury shares. Treasury shares so converted shall comply with the provisions of the Article 14 Bis of the Securities Market Law.

     Treasury shares may be placed among the investor public and the proceeds thereof shall be applied to increase the capital stock of the company in accordance with the provisions of such law.

(Public deed number 35,718, dated April 14, 2005, granted before Mr. José Ángel Fernández Uría, Notary Public number 217 of the Federal District.) .

     FOURTEENTH.- Registry Cancellation.- For purposes of canceling the registration of the company’s shares in the Securities Section of the National Securities and Intermediaries Registry, whether by the request of the company or through a resolution adopted by the National Banking and Securities Commission under the terms of the Law, the shareholders holding a controlling interest in the company is shall make a public offer to purchase, prior to the cancellation and at the price that is the highest from the average of the transactions that have been performed for the last 30 (thirty) days on which the shares were listed prior to the offer date, or the accounting value of the share pursuant to the last quarterly report, filed to the National Banking and Securities Commission prior to the offer.

     In the event that the company decides to modify this Clause, a minimum voting quorum of 95% (ninety five percent) and the prior approval from the National Banking and Securities Commission shall be required.

     The company’s majority shareholders shall not be required to carry out the previously mentioned public offer, if the agreement of all shareholders for the cancellation of the registry is evidenced.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

CHAPTER IV

GENERAL SHAREHOLDERS’ MEETINGS

     FIFTEENTH.- Shareholders’ Meeting.- The supreme body of the company is the general shareholders’ meeting.

     1.- The general ordinary meeting shall convene at least once a year, at the corporate domicile of the company, on the date determined by the board of directors within the four months following the closing of the fiscal year. In addition to the matters included in the agenda, the ordinary annual meeting shall deal with the discussion, approval or modification of the directors’ and statutory examiners’ report, referred to in Articles 172 and 166, section IV (section IV of articles one hundred seventy two and one hundred sixty six, section four), of the General Law of Commercial Companies, of the prior fiscal year, of this company as well as of those companies of which it is the majority shareholder, when the value of the investment in each of these companies exceeds 20% (twenty per cent) of the capital stock of this Company according to the statement of financial position at the closing of the corresponding fiscal year.

     2.- The extraordinary meetings may meet at any time, at the corporate domicile of the company when dealing with any of the matters set forth in Article 182 (one hundred eighty two) of the General Law of Commercial Companies, with the spin-off of the company, and the cancellation of the recording of the shares issued by the company in the securities or special section of the National Brokers and Securities Registry and in others foreign stocks exchanges, if such the case.

     3.- Special meetings shall meet to discuss matters that exclusively affect the shareholders of any shares series or sub-series. These meetings shall be subject to the provisions of Article 195 (one hundred ninety five) of the General Law of Commercial Companies.

     In the event that one shareholder is the holder of all the outstanding shares of a series or sub-series, no meeting shall be held to resolve on the matters related thereto, provided that the resolutions are notified to the secretary of the board of directors of the company. The secretary shall make the corresponding entries in the company’s corporate books.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     SIXTEENTH.- Call.- Meetings shall be called by the board of directors or by any of the statutory examiners, as well as by the shareholders representing 33% (thirty three percent) of the voting shares according to the provisions of Articles 168, 184 and 185 (one hundred and sixty eight, one hundred and eighty four and one hundred and eighty five) of the General Law of Commercial Companies. Calls shall include the date, time and place for the meeting; shall contain the agenda, shall be signed by the calling party or, if the calling party is the board of directors, by its chairman or by the secretary, and shall be published in the Official Gazette of the Federation, and in one of the newspapers with broadest circulation nationwide, at least 15 (fifteen) calendar days prior to the date of the meeting. During such term, documents related to the report set forth in Articles 172 and 173 of the General Law of Commercial Companies shall be available to the shareholders at the company’s offices.

     If any meeting is not held on the date set forth for the meeting, it shall be held within the next thirty days, for which a second or subsequent call shall be made, expressing the circumstances thereof, and complying with the requirements set forth for the first call.

     Meetings may be validly held without previous call, if all outstanding shares with voting rights on the matters to be dealt therewith are represented at such meeting.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     SEVENTEENTH.- Evidence as shareholder.- In order to evidence the status as shareholder and its right to attend the meetings, shareholders must deliver to the secretary of the board of directors at the corporate domicile no later than two business days prior to the day set forth for holding a meeting:

     a) The corresponding share certificates; or b) the evidences of deposit with respect thereto that may have been issued by the credit institution or institutions, whether Mexican or foreign, in the places set forth for the respective call, duly authorized for such purpose. When shares were deposited in offices located outside of the corporate domicile of the company, the institutions receiving them must notify the company by mail or cable, telegraph or facsimile the depositor’s name, number of shares deposited and the day on which the deposit was made.

     Such evidences shall include the shareholder’s name, amount of shares deposited, number of certificates, the date of the meeting and the condition that such shares shall remain deposited until after the end of the relevant meeting.

     Upon delivery, the secretary of the board of directors shall issue the corresponding proxy cards to the interested parties, which shall indicate the name of the shareholder and the number of votes such shareholders is entitled to cast, as well as, if applicable, the name party with which the shares are.

     Shareholders shall not need to evidence their right to attend a meeting through the aforementioned mentioned deposit, with regards to shares registered under their name in the stock ledger.

     Shareholders may be represented at the meetings by an attorney-in-fact through a proxy or power-of-attorney, which also must be delivered to the secretary of the board of directors according to the rules mentioned above. Attorneys-in-fact of Federal, State or Municipal Governments, as well as decentralized entities shall evidence their capacity under the terms of applicable administrative legislation.

     The company’s managers or statutory examiners shall not be attorneys-in-fact for such purposes.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     EIGHTEENTH.- Ordinary Meetings.- In order for a General Ordinary Shareholders’ Meeting to be validly held upon first call, at least 70% (seventy per cent) of ordinary voting shares in such meeting must be represented thereat. If the General Ordinary Meeting meets upon second or subsequent call, shall be validly with the 70% (seventy per cent) of ordinary voting shares, considering one vote per each voting share thereat.

(Public deed number 35,337, dated January 25, 2005, granted before Mr. José Ángel Fernández Uría, Notary Public number 217 of the Federal District.) .

     NINETEENTH.- Extraordinary Meetings.- General Extraordinary Shareholders’ Meetings convened upon first call to discuss matters in which Series “L” or any of its sub-series, or other limited shares do not have voting rights, shall be deemed legally convened if at least three fourths of voting shares of those into which the capital stock is divided are represented thereat, and the resolutions shall be valid if adopted at least by the majority of the full voting shares.

     General Extraordinary Shareholders’ Meetings convened upon first call to discuss any of the matters in which Series “L” or any of its sub-series, or other limited voting shares, shall be deemed legally convened if at least three fourths of voting shares of the shares of the capital stock and if such the case the majority of Series “L” or sub-series, or other limited voting shares are represented thereat, and its resolutions shall be valid if adopted by 75% (seventy five per cent) of the voting shares at such meeting, and the majority of the full voting shares of the company.

     General Extraordinary Shareholders’ Meetings convened upon second or subsequent call to discuss any of the matters in which Series “L” or any of its sub-series, or other limited voting shares do not have voting rights, shall be considered legally convened, if at least the majority voting shares of the company are represented thereat, and their resolutions shall be valid if adopted by, at least, the majority of full voting right shares into which the capital stock is divided.

     General Extraordinary Shareholders’ Meetings convened upon second or subsequent call to discuss any of the matters of those in which Series “L” or any of its sub-series, or other limited voting shares do have voting rights, shall be considered legally convened if at least the majority of voting rights into which the capital stock is divided, and the resolutions shall be valid if adopted by, at least, the majority of the voting shares at such meeting and the majority shares with full voting right.

(Public deed number 35,718, dated April 14, 2005, granted before Mr. José Ángel Fernández Uría, Notary Public number 217 of the Federal District.) .

     TWENTIETH.- Voting. At general meetings voting shall be by hand, unless one of the attendants request ballots.

     If for any reason a meeting cannot be legally convened, this fact and its causes shall be evidenced in the minutes’ book, in accordance with the provisions of clause twenty-fourth of these by-laws.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     TWENTY-FIRST.- Process. Shareholders’ Meetings shall be presided by the Chairman of the Board of Directors, or, in absence of the Chairman, by the Vice Chairman, and upon absence of both, and in case of special shareholders’ meetings, by the person appointed by the majority of the shareholders present at the meeting.

     The Secretary of the Board of Directors, or in his absence, the Alternate Secretary, and in case of absence of both, the person appointed by the majority of the shareholders’ present at the meeting shall act as secretary of the shareholders’ meeting.

     The Chairman shall appoint, within the persons present at the meeting, two examiners who shall validate the attendance list, indicating the number of shares represented by each person present at the meeting, and shall inform the meeting thereof. The certification of the examiners shall be transcribed in the minutes of the Meeting. The meeting shall not address any matters not set forth in the agenda of such meeting, unless all the shares entitled to vote at that meeting are present thereat.

     Notwithstanding the possibility to defer the shareholders’ meeting in terms of Article 199 (one hundred ninety nine) of the General Law of Commercial Entities, in case of any impossibility to address any of the items on the agenda on the date for which the meeting was called, the meeting shall continue thereafter on the date determined by such meeting, without need for a new call, and shall be convened with the required quorum for shareholders’ meeting held upon second call.

(Public deed number 35,719, dated April 14, 2005, granted before Mr. José Ángel Fernández Uría, Notary Public number 217 of the Federal District.) .

     TWENTY-SECOND.- Resolutions adopted outside of a meeting by the unanimous vote of the shareholders representing all voting shares, with respect to the matter in question, or when dealing with matters corresponding top the special meeting, all of the shares representing part of the capital stock corresponding to the respective series shall have, for all legal purposes, the same validity as if adopted at a general or special meeting, as the case may be, provided that the approving votes are confirmed in writing.

     The secretary of the board of directors shall integrate the respective file and make the corresponding entries in the company’s corporate books.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     TWENTY-THIRD.- Meetings’ minutes.- Meetings’ minutes shall be transcribed in the meetings’ minutes book, and be signed by the person presiding the meeting, the secretary, the statutory examiner or examiners attending thereat.

     For each minutes an appendix shall be opened, which shall contain a copy of the minutes, a list of the attendants with the number, series and sub-series of shares that they represent, as well as documents evidencing the shareholders’ and their representatives capacity, a copy of the newspapers in which the call was published and the reports and other documents that may have been submitted at the meeting or prior thereto.

     In the same meetings’ minutes book, the resolutions adopted in terms of clause twenty-second of these by-laws shall be included, of which the secretary or alternate secretary shall attest.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

CHAPTER V

MANAGEMENT OF THE COMPANY

     TWENTY-FOURTH.- Board of directors.- The management of the company shall be entrusted to a board of directors, the members of which shall be appointed according to the provisions of these by-laws and applicable standards of the General Law of Commercial Companies.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     TWENTY-FIFTH.- Structure. The Board of Directors shall be comprised of five directors and their respective alternates, who may not be shareholders, with capacity to act as directors, in terms of the applicable legal provisions. The members of the Board of Directors shall be elected by the General Ordinary Shareholders’ Meeting as follows:

     (a) Shareholders of the Ordinary, with full-voting rights of the Company shall appoint 4 (four) directors and their alternates.

     (b) Series “L” shareholders shall appoint one member of the Board of Director and its alternate.

     (c) Series “L” shareholders may be represented at the Ordinary Shareholders’ Meeting called for the purpose of appointing the members of the Board of Directors, only to appoint the director and alternate director of such series of shares.

(Public deed number 35,719, dated April 14, 2005, granted before Mr. José Ángel Fernández Uría, Notary Public number 217 of the Federal District.) .

     TWENTY-SIXTH.- Term. The directors shall hold office for the term set forth at the time of their appointment, until their successors are appointed and take office.

     The members of the board of directors of the Company shall not receive any compensation for the fulfillment of their duties unless the ordinary shareholders’ meeting resolves otherwise.

Public deed number 35,719, dated April 14, 2005, granted before Mr. José Ángel Fernández Uría, Notary Public number 217 of the Federal District.) .

     TWENTY-SEVENTH.- Alternates.- Temporary or definitive absences of any directors shall be filled in by any alternate director indistinctly. In case of a definitive absence of any director, the Board of Directors shall issue a call for the ordinary shareholders’ meeting for it to appoint such directors’ successor.

Public deed number 35,719, dated April 14, 2005, granted before Mr. José Ángel Fernández Uría, Notary Public number 217 of the Federal District.) .

     TWENTY-EIGHTH.- Appointment of Chairman. The Board of Directors at its first meeting following the annual shareholders’ meeting of the Company shall appoint from its members a Chairman, only in case such shareholders’ meeting does not make such appointment. It shall also appoint a Vice Chairman, and a Secretary and one or more Alternate Secretaries of the Board of Directors. The Secretary and any and all Alternate Secretaries of the Board of Directors may or may not be Directors.

     The Secretary and the Alternate Secretaries may be removed from their offices at any time by the Board of Directors and their absences shall be filled in by the person appointed by such body.

Public deed number 35,719, dated April 14, 2005, granted before Mr. José Ángel Fernández Uría, Notary Public number 217 of the Federal District.) .

     TWENTY-NINTH.- Meetings. Meetings of the Board of Directors shall be ordinary and extraordinary. Ordinary meetings shall be held on the date and time previously resolved by the Board of Directors. Extraordinary meetings shall be held upon call by the Chairman of the Board, the Vice Chairman of the Board or at the request of any of the Directors to the Chairman of the Board. The call issued by the Secretary or the Alternate Secretary of the Board of Directors shall be made in writing and delivered to each Director, Alternate Director and the Statutory Examiners of the Company at least 5 (five) days prior to the date of the meeting at the domicile recorded with the Secretary of the Board of Directors. Meetings may be validly held without need of prior call if at the time of such meeting all the members of the Board of Directors are present, or otherwise, if any absent Directors or Statutory Examiners waive in writing their right to receive a call.

     The meetings of the Board of Directors shall be duly convened if at least the majority of its members are present thereat. All resolutions of the Board of Directors shall be valid when adopted by the favorable vote of the majority of its members. Neither the Chairman of the Board nor the person acting as Chairman of any meeting of the Board of Directors shall have a tie-breaking vote.

     The Chairman of the Board of Directors shall preside over any meeting of the Board of Directors, and in his absence, the Vice Chairman shall act as Chairman thereof. Upon absence of both officers, the person appointed by the majority of the Directors present at the meeting shall preside.

Public deed number 35,719, dated April 14, 2005, granted before Mr. José Ángel Fernández Uría, Notary Public number 217 of the Federal District.) .

     THIRTIETH.- Resolutions in lieu of a meeting.- Resolutions adopted unanimously without holding a meeting of the board of directors shall have, for all legal purposes, the same validity as if adopted by a meeting, provided that the respective approval votes are confirmed in writing. The secretary of the board, shall make the relevant file and shall make the corresponding entries in the company’s corporate books.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     THIRTY-FIRST.- Meetings’ Minutes of the Board.- The minutes from the board of directors’ meetings shall be signed by the person presiding it, the secretary and if applicable, by the statutory examiners attending the meeting, an shall be evidenced in the board’s meeting minutes book, of which the secretary or alternate secretary may issue certified copies, certifications or extracts.

     In the same minutes book resolutions adopted under the terms of clause thirty of these by-laws shall be noted of which the secretary or alternate secretary shall attest.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     THIRTY-SECOND.- Powers.- The Board of Directors shall have the powers that are attributed to the bodies of its type according to law and these by-laws, and it shall have, enunciatively and without limitation the following powers:

     a).- General powers to manage the businesses and properties of the Company, grant and issue all kinds of guarantees and joint and several obligations (aval), execute the agreements, sign documents and grant or underwrite the credit instruments required by such management.

     b).- General powers for exercising the acts of domain permitted by law.

     c).- General powers for lawsuits and collections, with all the general powers and those requiring a special clause according to law, including those to grant pardon, to dismiss all kinds of trials, remedies and proceedings in general, as well as the constitutional protection (amparo) proceedings, to submit claims and complaints of a criminal nature and to be the aide of the District Attorney, power that may be exercised before all sorts of persons and authorities, whether judicial or administrative, civil, criminal and labor, federal or local, inside or outside a trial, with the broadest powers possible.

     d).- Powers to establish branches and agencies of the Company and to remove them.

     e).- Powers to grant and revoke special and general powers of attorney with all the powers it deems convenient.

     f).- Powers to sign all sorts of documents, contracts and deeds that are directly or indirectly related to the corporate purpose.

     g).- Powers to execute the resolutions adopted by the general shareholders’ meetings.

     h).- In general, to carry out all acts and execute all agreements necessary for the corporate purpose and those granted in other clauses of these by-laws.

     i).- No member of the board of directors may exercise the board’s powers individually. The board may appoint from among its members, delegates for specific acts. In the event there is no special appointment, such specific acts shall correspond to the chairman of the board.

     j).- The board of directors shall not resolve on any matters reserved to the general shareholders’ meeting in the law or these by-laws.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     k).- The Board of Directors of the Company shall have the authority to create and establish the Committees, Commissions and any other intermediate body of the Board of Directors as it may deem necessary or convenient, and to delegate in such bodies the necessary or convenient authorities for the due accomplishment of their purpose. In any case, all intermediate bodies of the Board of Directors of the Company shall be comprised by Directors of the Company and their alternates, as applicable. The intermediate bodies of the Board of Directors of the Company shall refrain from addressing or resolving any matter specifically reserved to the Shareholders’ Meeting or the Board of Directors in these by-laws or the law.

Public deed number 35,719, dated April 14, 2005, granted before Mr .José Ángel Fernández Uría, Notary Public number 217 of the Federal District.) .

     THIRTY-THIRD.- Executive Committee. The General Ordinary Shareholders’ Meeting shall designate concurrently with the appointment of the members of the Board of Directors, the members of the Executive Committee.

     The Executive Committee shall be comprised by three Directors and three alternates.

     This intermediate body of the Board of Directors shall be responsible for the implementation of the policies and guidelines of the Board of Directors, and shall only resolve on those matters that are not exclusively reserved to the Shareholders’ Meeting or the Board of Directors.

     The members of the Executive Committee shall always act jointly, and their appointment shall not be delegated either totally or partially, to any other person. The meetings of the Executive Committee shall be duly installed with at least the majority of its members and its resolutions shall be valid when adopted by the favorable vote of at least the majority of the members present at such meeting. In case of a tied vote, the Executive Committee shall submit the relevant item to the Board of Directors. Likewise, the Executive Committee shall periodically inform the Board of Directors, of the actions taken and resolutions adopted by it, or otherwise, upon the occurrence of any material event for the Company.

     The meetings of the Executive Committee shall be held periodically, in the terms set forth by the Executive Committee.

     The Executive Committee, the Board of Directors, or, the Shareholders’ Meeting, as the case may be, shall appoint from the members of the Executive Committee a Chairman, a Secretary and an Alternate Secretary thereof.

     The Executive Committee shall have the following authorities:

     (a) General power of attorney for lawsuits and collections, acts of administration and acts of domain, with all the authorities, including those that require a special clause, pursuant to law, in terms of articles 2554 and 2587 of the Civil Code for the Federal District and their correlative Articles of the Civil Codes of the States of the United Mexican States, and shall be entitled to exercise such powers with respect to any and all matters of the Company, except for those expressly reserved to any other corporate body either by these by-laws of by law.

     (b) General power of attorney to underwrite, guarantee, accept and endorse negotiable instruments, pursuant to Article 9 (nine) of the General Law of Negotiable Instruments and Credit Transactions.

     (c) To transfer, encumber, pledge, mortgage or otherwise grant any security over the assets and real property of the Company.

     (d) To grant and revoke powers of attorney.

     (e) To appoint and remove the chief executive officer, and one or more managers, under-managers, and in general officers, representatives, agents, and any other employee of the Company; to determine their positions, rank and considerations payable to each of them, and, if such is the case, the guaranties to be posted by them.

     (f) In general, to decide and resolve on any asset or business of the Company, provided, however, that it shall not address or resolve any matter expressly reserved to the Board of Directors or the Shareholders’ Meeting by these by-laws or the law.

     No member of the Executive Committee shall be entitled to exercise the authority granted to such body individually. However, the Executive Committee shall appoint one or more delegates for the execution and implementation of its resolutions, and in case no special delegate is appointed, the Chairman of the Board of Directors shall execute and implement the resolutions of the Executive Committee.

     The members of the Executive Committee shall not receive any special consideration for the performance of their duties in the Executive Committee.

Public deed number 35,719, dated April 14, 2005, granted before Mr. José Ángel Fernández Uría, Notary Public number 217 of the Federal District.) .

CHAPTER VI

SURVEILLANCE

     THIRTY-FOURTH.- Statutory Examiners.- The surveillance of the Company shall be vested on one or more statutory, temporary and revocable examiners, who may be shareholders or other unrelated persons to the company, who shall be appointed by the shareholders’ meeting.

     The shareholders’ meeting appointing one or more examiners are appointed, each shareholder or group of shareholders holding at least 25% of the ordinary shares, shall be entitled to appoint a statutory examiner and his alternate.

     Statutory examiners shall receive the consideration determined by the general ordinary shareholders’ meeting which shall be recorded in the results account.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     THIRTY-FIFTH.- Term.- Statutory examiners shall hold their positions for one year and may be reelected one or more times.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

CHAPTER VII

FISCAL YEARS, FINANCIAL INFORMATION,
AND PROFITS AND LOSSES

     THIRTY-SIXTH.- Fiscal year.- Fiscal years shall be counted from January one to December thirty one of each year.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     THIRTY-SEVENTH.- Financial Information.- On an annual basis, the board of directors and the statutory examiners shall submit to the general ordinary meeting the report and opinion referred to in articles 166, section IV and 172 (one hundred sixty six, section four and one hundred seventy two) of the General Law of Commercial Companies.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .

     THIRTY-EIGHTH.- Profits.- Profits included in the profits and losses account, prepared at the end of each fiscal year, shall be distributed as follows:

     a).- The provisions necessary to pay employees’ profit sharing shall be created.

     b).- Five percent shall be separated to create a reserve fund, until this fund reaches a value of at least equal one fifth of the capital stock, and such fund must be funded in the same manner, in the event of any decrease thereof, whichever the reason.

     c).- The amount determined by the General Ordinary Shareholders’ Meeting of such profits shall be separated to create the reserve for the acquisition of the company’s own shares, in accordance with the provisions of section eight of clause Thirteenth.

     In no event shall this reserve be greater than the total balance of the company’s net profits. Additionally, the amounts that such meeting sets forth for other reserve funds, provision funds and other special purposes may be set aside;

     d).- The amounts agreed upon by the General Ordinary Shareholders Meeting shall be separated, in order for programs, commitments and development and expansion goals set forth by the company to be accomplished;

     e).- Convenient amounts shall be allocated to create one or several reinvestment and prevision funds, so that they are made available to the shareholders’ meeting and it determines the terms of their application in the future;

     f).- The remaining amount shall be distributed as a dividend among the shareholders proportionally to the number of their shares.

     The company’s founding shareholders do not reserve a special participation in the profits.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.).

     THIRTY-NINTH.- Losses and Limited Liability.- Losses shall be distributed among the underwritten shares and up to the value thereof, the liability of each shareholder shall be limited to the value of the share that such shareholder holds, and each shareholder shall be responsible for any unpaid balance of their shares.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.).

CHAPTER VIII

DISSOLUTION AND LIQUIDATION OF THE COMPANY

     FORTY.- Dissolution and Liquidation.- In an event of the company’s dissolution due to a reason other than bankruptcy declared judicially, the general shareholders’ meeting shall appoint one or more receivers and one or more alternates, who shall have the powers and authorities set forth by such meeting. Temporary or definitive vacancies of one or more receivers, shall be covered by the appointed alternates, who shall be called in the order of their appointment.

     Nonetheless, for as long as the appointment of the receiver or receivers are not recorded in the Public Registry of Commerce, and they have not commenced to perform their duties, the board of directors and the Executive Commission shall continue holding their positions, but may not start new operations.

     During the liquidation, statutory examiners shall hold with respect to the receivers the same position that they hold with respect to the company’s administrators during its normal course, and the general shareholders’ meeting shall meet on an ordinary meeting under the terms set forth for the ordinary course of the company and in an extraordinary meeting if it is called by the receivers or the statutory examiners.

     The liquidation shall be performed pursuant to the provisions of chapter eleventh of the General Law of Commercial Companies and other applicable legal provisions. During the liquidation period, the meeting shall meet under the terms set forth in chapter four of these by-laws and the receiver or receivers shall perform with respect thereto and with respect to the Company the functions that would normally correspond to the board of directors or the Executive Commission.

(Public deed number 33,387, dated May 6, 1997, granted before Mr. Miguel Limón Díaz, Notary Public number 97 of the Federal District.) .